EXHIBIT 99.1

NEWS RELEASE
Contacts: Janet Yang, Finance Manager investorrelations@wtoffshore.com 713-297-8024

Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

W&T OFFSHORE REPORTS FOURTH QUARTER AND FULL

YEAR 2009 FINANCIAL AND OPERATIONAL RESULTS

HOUSTON — February 25, 2010 — W&T Offshore, Inc. (NYSE: WTI) today announces financial and operational results for the fourth quarter and full year 2009. Some of the highlights include:

•

Fourth quarter of 2009 net income and earnings per share were $64.0 million and $0.84 per share, respectively, versus a net loss of $851.4 million and loss per share of $11.21 during the fourth quarter of 2008.

•	Production for 2009 was 94.8 Bcfe, sold at an average realized price of $6.39 per Mcfe.

•	Long-term debt and asset retirement obligations decreased $200.2 million and $199.1 million, respectively.

•	Capital budget for 2010 of $450 million, an increase of 63% over 2009 expenditures.

•	77% success in 2009 exploration and development drilling program, including successfully drilling eight of ten exploration wells and two of three development wells.

•	LOE decreased $25.8 million for the year through divestitures of non-core assets and cost reduction initiatives.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “In 2009, we focused on analyzing the best investment opportunities, be it drilling, joint ventures or acquisitions, while implementing a profitability initiative and divesting certain non-core assets to improve our margins. As a result, we have identified over 160 prospects that we are tracking in our prospect inventory database, and we significantly reduced both operating costs and long-term asset retirement obligations. We are better able to take advantage of rising energy prices with a lower cost structure. We enter 2010 as a leaner, more efficient company with internally identified opportunities, the ability to capitalize on acquisitions and/or joint ventures and a Capital Budget of $450 million, which represents a 63% increase over our capital expenditures in 2009.”

Revenues, Net Income and EPS: Net income for the fourth quarter of 2009 was $64.0 million, or $0.84 per common share, on revenues of $176.1 million, compared to a net loss for the same quarter of 2008 of $851.4 million, or $11.21 per common share, on revenues of $108.3 million. Net income increased in the fourth quarter of 2009, principally due to the $1.2 billion ceiling test impairment in 2008, $38.4 million in additional tax benefits related to new tax legislation in 2009, higher production volumes in 2009 and an increase in our average realized unhedged price to $7.67 per thousand cubic feet equivalent (“Mcfe”) in 2009 from $6.68 per Mcfe in 2008. Production was higher during the fourth quarter of 2009 compared to the corresponding period in 2008 due to the deferral of production caused by Hurricane Gustav in late August 2008 and Hurricane Ike in early September 2008. The Worker, Homeownership and Business Assistance Act of 2009, which extended the net operating loss carryback period from two years to five years, resulted in additional tax benefits to us.

Net income for the fourth quarter of 2009 excluding special items would have been approximately $27.1 million, or $0.36 per common share. The net loss excluding special items for the corresponding quarter of 2008 was approximately $84.3 million, or $1.11 per common share. See the “Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items” table at the back of this press release for a description of the special items.

The net loss for the year ended December 31, 2009 was $187.9 million, or $2.51 per common share, on revenues of $611.0 million, compared to a net loss of $558.8 million, or $7.36 per common share, on revenues of $1.2 billion for 2008. Excluding special items, the net loss for 2009 would have been $81.5 million, or $1.09 per common share, compared to net income excluding special items of $200.9 million, or $2.63 per common share, in the 2008 period. The net loss, before special items, for the year 2009 compared to net income, before special items, in 2008 resulted from lower average commodity prices throughout a majority of 2009 and lower production volumes. This decrease was partially offset by lower lease operating expenses (“LOE”), gathering and transportation costs, production taxes, depreciation, depletion, amortization and accretion (“DD&A”) and general and administrative expenses (“G&A”).

Cash Flow from Operating activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are defined in “Non-GAAP Information” later in this press release. Adjusted EBITDA for the fourth quarter of 2009 was $113.9 million, compared to $22.2 million during the prior year’s fourth quarter. Net cash provided by (used in) operating activities for the fourth quarter of 2009 increased to $64.4 million from ($157.8) million in 2008, respectively. Adjusted EBITDA and cash flow from operating activities for the fourth quarter of 2009 were significantly higher than for the corresponding period in the previous year due to the deferral of production caused by Hurricane Gustav in late August 2008 and Hurricane Ike in early September 2008.

For the year ended December 31, 2009, adjusted EBITDA was $342.2 million, compared to $883.9 million for the year 2008. Net cash provided by operating activities for the full year of 2009 decreased to $156.3 million from $882.5 million in 2008. Cash flow from operating activities and adjusted EBITDA were lower for the year ended December 31, 2009 compared to the prior year due to lower realized prices on sales of our oil and natural gas production, lower production volumes and a significant increase in working capital requirements, primarily to fund accounts payable, plugging and abandonment work and accounts receivable balances.

Production and Prices: During the fourth quarter of 2009, we sold, on a natural gas equivalent (“Bcfe”) basis, 22.9 Bcfe at an average price of $7.67 per Mcfe, compared to 16.2 Bcfe sold at an average price of $6.68 per Mcfe in the comparable 2008 period.

Higher production volumes during the fourth quarter of 2009 versus 2008 were largely due to deferred production from Hurricanes Gustav and Ike during 2008.

For the year ended December 31, 2009, we sold, on a natural gas equivalent basis, 94.8 Bcfe at an average price of $6.39 per Mcfe, compared to 97.9 Bcfe sold at an average price of $12.42 per Mcfe for the 2008 period. The decline in production is largely attributable to divestitures completed in 2009 as well as natural reservoir declines, partially offset by deferred production from Hurricane Gustav and Ike that came back online during 2009.

Lease Operating Expenses: LOE for the fourth quarter of 2009 decreased to $45.8 million from $73.2 million in the fourth quarter of 2008. This LOE decline was due to lower base lease operating expenditures as a result of the divestitures, our cost reduction efforts and lower hurricane remediation expenditures.

LOE for the year ended December 31, 2009 was $203.9 million, or $2.15 per Mcfe, compared to $229.7 million, or $2.35 per Mcfe, in 2008. LOE on a nominal basis decreased due to our cost reduction efforts, the sale of certain non-core assets and decreased expenditures on our facilities for maintenance, partially offset by higher insurance costs and increased workover activity. Included in lease operating expenses for 2009 and 2008 are $18.4 million and $17.7 million, respectively, of hurricane remediation costs related to Hurricanes Ike and Gustav that were either not yet approved by our insurance underwriters’ adjuster or were not covered by insurance.

Depreciation, depletion, amortization and accretion: DD&A decreased to $78.3 million, or $3.42 per Mcfe, in the fourth quarter of 2009 from $108.6 million, or $6.69 per Mcfe, in the same period of 2008. DD&A for the year ended 2009 was $342.5 million, or $3.61 per Mcfe, compared to DD&A of $521.8 million, or $5.33 per Mcfe, for the same period in 2008. The decrease is primarily attributable to a lower depreciable base (resulting from ceiling test impairments of $1.2 billion and $218.9 million recognized in the fourth quarter of 2008 and the first quarter of 2009, respectively, and a net reduction of our asset retirement obligations of $199.1 million from the sale of certain non-core assets, revisions to our estimates and other items), partially offset by lower oil and natural gas reserves.

Capital Expenditures and Operations Update: For the year ended December 31, 2009, our capital expenditures were $276.1 million, consisting of $90.6 million for exploration activities, $162.1 million for development activities and $23.4 million for acquisitions, seismic, capitalized interest and other leasehold costs. Our capital expenditures were funded by operating cash flow and cash on hand. Capital expenditures and acquisitions in 2008 were $774.9 million.

In 2009, the Company made discoveries and successfully completed drilling on eight of 10 exploration wells, for a success rate of 80%, which included seven out of nine conventional shelf wells, and one well in the marshlands of southern Louisiana. Additionally, the Company successfully drilled and completed two of three development wells, both of which were on the conventional shelf. For the 13 wells drilled in 2009, the Company achieved a success rate of 77%.

Drilling Highlights: In the fourth quarter of 2009, the Company was 100% successful in the drilling of two exploration wells. One of the wells was located onshore in South Louisiana while the other was on the conventional shelf.

Commercial Wells:

Well	Category	Working Interest %
S. Louisiana Well	Exploration / Onshore	50%
S. Timbalier 23 SD-18 ST2	Exploration / Conv. Shelf	30%

After the close of the first quarter, the Company drilled one non-commercial well:

Non-commercial Wells:

Well	Category	Working Interest %
Viosca Knoll 734 A-4	Exploration / Conv. Shelf	100%

Reserves: As of December 31, 2009, total proved reserves were 371.0 Bcfe, compared to proved reserves of 491.1 Bcfe as of December 31, 2008. This decline in reserves was primarily due to production, the divestiture of certain non-core assets, the use of average prices versus end of year prices, and downward revisions because of the de-booking of proved undeveloped reserves (“PUDs”) as a result of the SEC’s new five-year limitation on the life of PUDs from the date they were initially recorded. Partially offsetting this decline were discoveries and extensions from our drilling, recomplete and workover programs. Year-end 2009 proved reserves are comprised of 45% natural gas and 55% oil and natural gas liquids. In accordance with guidelines established by the SEC, our proved reserves as of December 31, 2009 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average price for each product, calculated as the unweighted arithmetic average of the first-day-of-the-month price for the period January 2009 through December 2009. The present value of our total proved reserves discounted at 10% (referred to as “PV-10”*), which includes the impact of estimated asset retirement obligations, is $890 million. This is based on average prices of $3.87 per Mcf for natural gas and $57.65 per Bbl for oil and natural gas liquids, adjusted by lease for quality, transportation fees and regional price differentials. The estimate of proved reserves is based on a reserve report prepared by Netherland, Sewell & Associates, Inc., the Company’s independent petroleum consultant.

* The PV-10 value is a non-GAAP measure and defined in the “Non-GAAP Information” later in this press release.

The Company’s proved reserves are summarized in the table below.

	As of December 31, 2009
Classification of Reserves	Oil (MMBbls)	Gas (Bcf)	Total (Bcfe)	% of Total Proved
Proved developed producing	12.7	86.6	162.5	44%
Proved developed non-producing (1)	11.0	54.7	121.0	32%

Total proved developed	23.7	141.3	283.5	76%
Proved undeveloped	10.5	24.5	87.5	24%

Total proved	34.2	165.8	371.0	100%

(1)

Includes approximately 1.7 Bcfe of reserves with a PV-10 (before estimated asset retirement obligations) of $12.4 million that were shut-in at December 31, 2009 because of damage caused by Hurricane Ike in September 2008. We anticipate that the majority of these reserves will be reclassified to producing in the first half of 2010.

2009 Reserve Reconciliation:

	Oil and Liquids (MBbls)	Natural Gas (MMcf)	Total Oil and Natural Gas (MMcfe)
Proved reserves as of December 31, 2008	43,876	227,872	491,125
Revisions due to pricing	1,477	(6,371)	2,489
Revisions due to performance	(154)	(3,840)	(4,758)
Revisions due to SEC 5-year rule for PUDs	(3,397)	(2,831)	(23,215)
Discoveries and extensions	1,481	14,511	23,402
Purchases of minerals in place	43	434	692
Sales of minerals in place	(1,927)	(12,397)	(23,957)
Production	(7,197)	(51,621)	(94,806)

Proved reserves as of December 31, 2009	34,202	165,757	370,972

2010 Capital Expenditures Budget: Our total capital expenditure budget for 2010 is $450 million and is expected to be funded with internally generated cash flow and cash on hand. The budget included seven conventional shelf exploration wells. It also included other capital items such as well recompletions, facilities capital, seismic and leasehold items. We have recently added three wells to the plan and continue to evaluate the expected costs associated with the original seven wells. Our plan now includes ten wells plus the other capital items budgeted at $153 million. The balance of the $450 million budget will be allocated to acquisitions, additional drilling opportunities from the Company’s prospect inventory, joint venture projects and/or other drilling ventures. WTI is determined to remain as flexible as possible and believes this strategy holds the best promise for value creation and growth.

Outlook: The guidance for first quarter and full year 2010 represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Guidance for the first quarter and full year 2010 are shown in the table below. Production guidance includes the planned build up from our original seven wells and does not reflect any build up from the remainder of our capital budget.

2010 Production and Cost Guidance:

Estimated Production	First Quarter 2010	Full-Year 2010
Crude oil and NGL (MMBbls)	1.5 – 1.6	4.6 – 6.2
Natural gas (Bcf)	8.9 – 9.9	32.4 – 42.8
Total (Bcfe)	17.8 – 19.7	60.0 – 80.0
Operating Expenses ($ in millions, except as noted)	First Quarter 2010	Full-Year 2010
Lease operating expenses	$45 – $56	$168 – $206
Gathering, transportation & production taxes	$3 – $4	$14 – $18
General and administrative	$11 – $13	$43 – $47
Income tax rate*	35%	35%

* Exclusive of valuation allowance adjustments.

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Thursday, February 25, 2010 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (480) 629-9819 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Thursday, March 4, 2010, and may be accessed by calling (303) 590-3030 and using the pass code 4206518.

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and holds working interests in approximately 82 fields, in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2008 (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(In thousands, except per share data)
Revenues	$176,100	$108,306	$610,996	$1,215,609

Operating costs and expenses:
Lease operating expenses (1)	45,792	73,193	203,922	229,747
Gathering, transportation costs and production taxes	3,299	1,831	15,163	24,784
Depreciation, depletion and amortization	72,634	98,386	308,076	482,464
Asset retirement obligation accretion	5,700	10,195	34,461	39,312
Impairment of oil and natural gas properties (2)	—	1,182,758	218,871	1,182,758
General and administrative expenses	11,065	12,931	42,990	47,225
Derivative loss (gain)	2,675	(4,433)	7,372	16,464

Total costs and expenses	141,165	1,374,861	830,855	2,022,754

Operating income (loss)	34,935	(1,266,555)	(219,859)	(807,145)
Interest expense:
Incurred	11,404	13,791	46,749	54,001
Capitalized	(1,284)	(4,252)	(6,662)	(19,292)
Loss on extinguishment of debt	—	—	2,926	—
Other income	80	4,101	842	13,372

Income (loss) before income tax benefit	24,895	(1,271,993)	(262,030)	(828,482)
Income tax benefit	(39,059)	(420,577)	(74,111)	(269,663)

Net income (loss)	$63,954	$(851,416)	$(187,919)	$(558,819)

Basic and diluted earnings (loss) per common share	$0.84	$(11.21)	$(2.51)	$(7.36)

Weighted average common shares outstanding	74,148	75,940	74,852	75,917

Consolidated Cash Flow Information
Net cash provided by (used in) operating activities	$64,395	$(157,763)	$156,266	$882,496
Capital expenditures-oil and natural gas properties	169	153,255	276,134	774,879

Other Financial Information
EBITDA	$113,269	$24,784	$338,623	$897,389
Adjusted EBITDA	113,868	22,216	342,242	883,888

(1)

Included in lease operating expenses for the years ended December 31, 2009 and 2008 are hurricane remediation costs of $18.4 million and $17.7 million, respectively, related to Hurricanes Ike and Gustav that were either not yet approved by our insurance underwriters’ adjuster or were not covered by insurance.

(2)

The carrying amount of our oil and natural gas properties has been written down by $218.9 million as of March 31, 2009 through application of the full cost ceiling limitation as prescribed by the SEC, primarily as a result of lower natural gas prices at March 31, 2009, as compared to December 31, 2008. This amount includes an increase of $13.9 million from the previously reported amount of $205.0 million as a result of further analysis of our March 31, 2009 ceiling test impairment calculation. As such, operating income, net income and our basic and diluted loss per common share for the first quarter of 2009 have been adjusted as well. In December 2008, the carrying amount of our oil and natural gas properties was written down by $1.2 billion ($768.8 million after-tax) through application of the full cost ceiling limitation as prescribed by the SEC, primarily as a result of the significant decline in both oil and natural gas prices as of December 31, 2008.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net sales:
Natural gas (MMcf)	11,696	10,485	51,621	56,072
Oil (MBbls)	1,871	958	7,197	6,970
Total natural gas and oil (MBoe) (1)	3,820	2,705	15,801	16,315
Total natural gas and oil (MMcfe) (2)	22,922	16,233	94,806	97,892

Average daily equivalent sales (MBoe/d)	41.5	29.4	43.3	44.6
Average daily equivalent sales (MMcfe/d)	249.2	176.4	259.7	267.5

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$3.92	$5.90	$3.97	$9.40
Oil ($/Bbl)	69.47	48.59	55.67	98.72
Barrel of oil equivalent ($/Boe)	46.02	40.06	38.32	74.50
Natural gas equivalent ($/Mcfe)	7.67	6.68	6.39	12.42

Average realized sales prices (Hedged): (3)
Natural gas ($/Mcf)	$3.90	$5.98	$3.96	$9.42
Oil ($/Bbl)	69.47	50.24	55.67	94.67
Barrel of oil equivalent ($/Boe)	45.96	40.95	38.30	72.82
Natural gas equivalent ($/Mcfe)	7.66	6.83	6.38	12.14

Average per Boe ($/Boe):
Lease operating expenses	$11.99	$27.05	$12.91	$14.08
Gathering and transportation costs and production taxes	0.86	0.68	0.96	1.52
Depreciation, depletion, amortization and accretion	20.50	40.13	21.68	31.98
General and administrative expenses	2.90	4.78	2.72	2.89
Net cash provided by (used in) operating activities	16.86	(58.31)	9.89	54.09
Adjusted EBITDA	29.81	8.21	21.66	54.18

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.00	$4.51	$2.15	$2.35
Gathering and transportation costs and production taxes	0.14	0.11	0.16	0.25
Depreciation, depletion, amortization and accretion	3.42	6.69	3.61	5.33
General and administrative expenses	0.48	0.80	0.45	0.48
Net cash provided by (used in) operating activities	2.81	(9.72)	1.65	9.01
Adjusted EBITDA	4.97	1.37	3.61	9.03

(1)

One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).

(2)

One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).

(3)	Data for 2008 and 2009 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2009	2008
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$38,187	$357,552
Receivables:
Oil and natural gas sales	54,978	36,550
Joint interest and other	51,312	83,178
Insurance	30,543	2,040
Income taxes	85,457	34,077

Total receivables	222,290	155,845
Prepaid expenses and other assets	28,777	30,417

Total current assets	289,254	543,814
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $77,301 at December 31, 2009 and $99,139 at December 31, 2008 were excluded from amortization)	4,732,696	4,684,730
Furniture, fixtures and other	15,080	14,370

Total property and equipment	4,747,776	4,699,100
Less accumulated depreciation, depletion and amortization	3,752,980	3,217,759

Net property and equipment	994,796	1,481,341
Restricted deposits for asset retirement obligations	30,614	24,138
Deferred income taxes	5,117	—
Other assets	7,052	6,893

Total assets	$1,326,833	$2,056,186

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$—	$3,000
Accounts payable	115,683	228,899
Undistributed oil and natural gas proceeds	32,216	29,716
Asset retirement obligations	117,421	67,007
Accrued liabilities	13,509	18,254
Deferred income taxes	5,117	—

Total current liabilities	283,946	346,876
Long-term debt, less current maturities – net of discount	450,000	650,172
Asset retirement obligations, less current portion	231,379	480,890
Other liabilities	2,558	6,021
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,579,968 issued and 74,710,795 outstanding at December 31, 2009; 76,291,408 issued and outstanding at December 31, 2008	1	1
Additional paid-in capital	373,050	372,595
Retained earnings	10,066	200,274
Treasury stock, at cost	(24,167)	—
Accumulated other comprehensive loss	—	(643)

Total shareholders’ equity	358,950	572,227

Total liabilities and shareholders’ equity	$1,326,833	$2,056,186

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended December 31,
	2009	2008
	(In thousands)
Operating activities:
Net loss	$(187,919)	$(558,819)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	345,637	521,776
Impairment of oil and natural gas properties	218,871	1,182,758
Amortization of debt issuance costs and discount on indebtedness	1,838	2,749
Loss on extinguishment of debt	2,817	—
Share-based compensation related to restricted stock issuances	6,380	6,029
Unrealized derivative loss (gain)	693	(13,501)
Deferred income taxes	(346)	(249,445)
Changes in operating assets and liabilities	(232,703)	(9,884)
Other	998	833

Net cash provided by operating activities	156,266	882,496

Investing activities:
Acquisition of property interest	(2,421)	(116,551)
Investment in oil and natural gas properties and equipment	(273,713)	(658,328)
Proceeds from sales of oil and natural gas properties and equipment	32,226	—
Proceeds from insurance	6,916	5,828
Purchases of furniture, fixtures and other	(705)	(4,812)

Net cash used in investing activities	(237,697)	(773,863)

Financing activities:
Borrowings of long-term debt	205,441	—
Repayments of long-term debt	(410,941)	(3,000)
Dividends to shareholders	(9,158)	(59,999)
Repurchases of common stock	(24,167)	—
Other	891	(2,132)

Net cash used in financing activities	(237,934)	(65,131)

Increase (decrease) in cash and cash equivalents	(319,365)	43,502
Cash and cash equivalents, beginning of period	357,552	314,050

Cash and cash equivalents, end of period	$38,187	$357,552

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA,” “Adjusted EBITDA,” and “PV-10.” Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures, which may be reported by other companies.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items

“Net Income (Loss) Excluding Special Items” does not include the unrealized derivative (gain) loss, the loss on extinguishment of debt, the impairment of oil and gas properties and associated tax effects and tax impact of the new tax legislation. Net Income (Loss) excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(In thousands, except per share amounts)
	(Unaudited)
Net income (loss)	$63,954	$(851,416)	$(187,919)	$(558,819)
Unrealized derivative loss (gain)	599	(2,568)	693	(13,501)
Loss on extinguishment of debt	—	—	2,926	—
Income tax adjustment for above items	940	849	(1,024)	4,394
Impairment of oil and natural gas properties	—	1,182,758	218,871	1,182,758
Income tax adjustment on impairment	—	(413,965)	(76,605)	(413,965)
Income tax impact of new legislation (1)	(38,407)	—	(38,407)	—

Net income (loss) excluding special items	$27,086	$(84,342)	$(81,465)	$200,867

Basic and diluted earnings (loss) per common share, excluding special items	$0.36	$(1.11)	$(1.09)	$2.63

(1)	The Worker, Homeownership and Business Assistance Act of 2009.

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization, accretion and impairment of oil and gas properties. We believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA excludes the loss on extinguishment of debt and the unrealized gain or loss related to our open derivative contracts. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA are relevant and useful because they help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. The following table presents a reconciliation of our consolidated net income (loss) to consolidated EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(In thousands)
	(Unaudited)
Net income (loss)	$63,954	$(851,416)	$(187,919)	$(558,819)
Income tax benefit	(39,059)	(420,577)	(74,111)	(269,663)
Net interest expense	10,040	5,438	39,245	21,337
Depreciation, depletion, amortization and accretion	78,334	108,581	342,537	521,776
Impairment of oil and natural gas properties	—	1,182,758	218,871	1,182,758

EBITDA	113,269	24,784	338,623	897,389

Adjustments:
Loss on extinguishment of debt	—	—	2,926	—
Unrealized derivative loss (gain)	599	(2,568)	693	(13,501)

Adjusted EBITDA	$113,868	$22,216	$342,242	$883,888

Price Sensitivities

In addition to the SEC Case proved reserves, our independent petroleum consultant also prepared estimates of our year-end proved reserves using two alternative commodity price assumptions. The following table summarizes our total proved reserves as of December 31, 2009 under each of the three cases:

	Total Proved Reserves As of December 31, 2009
Case	Oil (MMBbls)	Gas (Bcf)	Total (Bcfe)	PV-10 (3) (In millions)
SEC	34.2	165.8	371.0	$890.0
Flat (1)	35.8	181.1	396.0	1,578.5
NYMEX (2)	36.7	186.0	406.0	1,841.1

(1)

The Flat Case was based on the posted spot prices as of December 31, 2009 for both oil and natural gas. For oil and natural gas liquids, the West Texas Intermediate posted price of $76.00 per barrel was adjusted by lease for quality, transportation fees and regional price differentials. For natural gas, the Henry Hub spot price of $5.79 per MMBTU was adjusted by lease for energy content, transportation fees and regional price differentials. Such prices were held constant throughout the estimated lives of the reserves. Future production and development costs are based on current costs with no escalations.

(2)

The NYMEX Case was based on the forward closing prices on the New York Mercantile Exchange for oil and natural gas as of December 31, 2009. For oil and natural gas liquids, the price was based on a crude oil price which increased from $79.36 per Bbl to $101.92 per Bbl during the life of the reserves and was adjusted by lease for quality, transportation fees and regional price differentials. For natural gas, the price was based on a natural gas price which increased from $5.57 per MMBTU to $9.05 per MMBTU over the life of the properties and was adjusted by lease for energy content, transportation fees and regional price differentials. Future production and development costs are based on current costs with no escalations.

(3)

We refer to PV-10 as the present value of estimated future net revenues before asset retirement obligations, as calculated by our independent petroleum consultant, adjusted by the Company to include estimated asset retirement obligations discounted using a 10% annual discount rate. PV-10 is not a financial measure prescribed under generally accepted accounting principles (“GAAP”). Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Management believes that PV-10 is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. Further, professional analysts and sophisticated investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies’ reserves. Management also uses this pre-tax measure when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating us. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.